EXHIBIT 10.15
CHANGE IN CONTROL AGREEMENT
     This Change in Control Agreement (the “Agreement”) is made and entered into effective as of ___by and between Mobility Electronics, Inc., a Delaware corporation (“Employer”), and ___(“Employee”).
     WHEREAS, Employee currently serves as a key employee of Employer whose services and knowledge are valuable to Employer; and
     WHEREAS, the Board of Directors of Employer has determined that it is in the best interests of Employer and its stockholders to secure Employee’s continued services and to ensure Employee’s continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1 below) of Employer, without concern as to whether Employee might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage Employee’s full attention and dedication to Employer;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) “Change In Control” shall mean the occurrence of one or more of the following events:
(i)	Any person within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Employer (including its subsidiaries, directors or executive officers) has become the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of fifty percent (50%) or more of the combined voting power of Employer’s then outstanding common stock or equivalent in voting power of any class or classes of Employer’s outstanding securities ordinarily entitled to vote in elections of directors (“voting securities”);

(ii)	Shares representing fifty percent (50%) or more of the combined voting power of Employer’s voting securities are purchased pursuant to a tender offer or exchange offer (other than an offer by Employer or its subsidiaries, directors or executive officers);

(iii)	As a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of Employer before the Transaction shall cease to constitute a majority of the Board of Directors of Employer or of any successor to Employer;

(iv)	Following the date hereof, Employer is merged or consolidated with another corporation and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer, other than (1) any party to such merger or consolidation, or (2) any “affiliates” of any such party, where an “affiliate” means any person controlling, controlled by or under common control with such party; or

(v)	Employer transfers more than fifty percent (50%) of its assets, or the last of a series of transfers results in the transfer of more than fifty percent (50%) of the assets of Employer, or Employer transfers a business unit and/or business division responsible for more than thirty-five percent (35%) of Employer’s revenue for the twelve-month period preceding the month in which such transfer occurred, in either case, to another entity that is not wholly-owned by Employer. Any determination required above in this subsection (v) shall be made by the Compensation Committee of the Board of Directors of Employer, as constituted immediately prior to the occurrence of such event.
          (b) “Involuntary Termination” shall mean: (i) a material reduction in Employee’s duties and responsibilities without Employee’s consent; (ii) a required relocation by Employee from the Phoenix, Arizona metroplex; (iii) a reduction in Employee’s Salary without Employee’s prior written consent; (iv) any purported termination of Employee by Employer which is not effected for Just Cause; or (v) Employer’s failure to obtain the assumption of this Agreement by any successors as contemplated in Section 5 below.
          (c) “Just Cause” shall mean (i) conviction of a felony or commission of any act of fraud, moral turpitude or dishonesty, (ii) an intentional, material violation of a statutory or fiduciary duty not corrected within ten (10) days after notice from Employer, or (iii) Employee’s violation of reasonable instructions or policies established by Employer with respect to the operation of its business and affairs or Employee’s failure to carry out the reasonable instructions of the Chief Executive Officer or Board of Directors of Employer and following notice thereof from Employer to Employee, Employee does not cure any such violation or failure within ten (10) days following notice from Employer; provided, however, that Employee will not be entitled to cure any breach or failure under this subclause (iii) more than once in any consecutive three (3) month period.
     2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied or, if earlier, on the date prior to a Change in Control in which Employee is no longer employed by Employer or the parties mutually agree in writing to its termination.
     3. At-Will Employment. Employer and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or as may otherwise be established under Employer’s then existing employee benefit plans or policies at the time of termination.
     4. Involuntary Termination Following a Change in Control. In the event Employee’s employment with Employer terminates as a result of an Involuntary Termination at any time within two (2) years following a Change In Control, then, Employee shall be entitled to receive the following:
         (a) a lump-sum payment equal to six (6) months of Employee’s base annual salary in effect as of the date of such Involuntary Termination; and
         (b) a lump-sum payment equal to six (6) months of Employee’s maximum bonus for the full fiscal year in which the Involuntary Termination occurs (assuming for such purposes, that 100% of the targets were achieved).
     5. Vesting of Equity Compensation Upon a Change In Control. Immediately upon a Change In Control, all stock options held by Employee shall become immediately and fully vested and exercisable and all shares of restricted stock issued to Employee under any benefit plan shall become immediately and fully vested and not subject to restriction, and the term of any stock option, at Employee’s option, shall be extended to the maximum term under the applicable stock option agreement (with any such extended stock option that is an incentive stock option being deemed to be automatically changed to a non-qualified stock option).
     6. Successors.
          (a) Employer’s Successors. Any successor to Employer (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Employer’s business and/or assets shall assume Employer’s obligations under this Agreement and agree expressly to perform Employer’s obligations under this Agreement in the same manner and to the same extent as Employer would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Employer” shall include any successor to Employer’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Employee’s Successors. Without Employer’s written consent, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.
     7. Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by fcourier service, overnight delivery service or by mail, registered or certified, postage prepaid with return receipt requested, as follows:

If to Employer:	Mobility Electronics, Inc. 17800 N. Perimeter Drive, Suite 200 Scottsdale, Arizona 85255 Attn: Chief Executive Officer

If to Employee:

Notices delivered personally or by courier service or overnight delivery shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after the date of mailing.
     8. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written between the parties hereto with respect to the subject matter hereof; however, this Agreement is intended to be read as consistent with, and not to supersede, any employment agreement or confidentiality agreement which may exist between the parties. No modification or amendment of any of the terms, conditions or provisions herein may be made otherwise than by written agreement signed by the parties hereto.
     9. Governing Law and Venue. THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE INTERPRETED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES. THE PARTIES IRREVOCABLY CONSENT TO JURISDICTION AND VENUE OF THE COURTS LOCATED IN ARIZONA FOR ALL DISPUTES ARISING FROM THIS AGREEMENT.

     10. Enforceability. If, for any reason, any provision contained in this Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the parties that the court should reform such covenant to such narrower scope as it determines enforceable.
     11. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.
     12. Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.
     13. Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.
     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MOBILITY ELECTRONICS, INC.

By:
Name:
Title:

[Employee Name]